EXHIBIT NO. 99.(h) 11

AMENDMENT TO MASTER 529 ADMINISTRATIVE SERVICES AGREEMENT

WHEREAS, each of the funds (or trusts acting on behalf of their series) identified from time to time on Exhibit A hereto (each a “Fund” and collectively the “Funds”) is a party to the Master 529 Administrative Services Agreement, as amended, (the “Agreement”), by and among MFS Fund Distributors, Inc., a Delaware corporation (the “Administrator”); and

WHEREAS, the Administrator serves as a program manager to the MFS 529 Savings Plan Trust pursuant to a Program Management Agreement between the Administrator and the State of Oregon acting by and through the Oregon Qualified Tuition Savings Board;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto and hereinafter set forth, the parties covenant and agree as follows:

Section 1.  Section 9 of the Agreement is amended to add the following Subsections to the end of that Section:

f.                                        Forum Selection.   Any legal action or proceeding with respect to this Agreement or the services provided hereunder or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns must be brought and determined in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts (and may not be brought or determined in any other forum or jurisdiction), and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the sole and exclusive jurisdiction of the aforesaid courts.

g.                                      No Third Party Beneficiary.   This agreement does not and is not intended to confer any rights or remedies upon any person other than the parties to this Agreement; there are no third-party beneficiaries of this Agreement, including but not limited to shareholders of each Fund.

Section 2.  This Amendment shall be construed under and shall be governed by the laws of The Commonwealth of Massachusetts.

Section 3.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in duplicate original by its officers thereunto duly authorized, as of May 2, 2016.

MFS FUNDS DISTRIBUTORS, INC.

By:	JAMES A. JESSEE
James A. Jessee
President

ON BEHALF OF THE FUNDS LISTED ON
EXHIBIT A HERETO

By:	KRISTIN V. COLLINS
Kristin V. Collins
Assistant Secretary and Assistant Clerk

Master 529 Administrative Services Agreement - Exhibit A

FUNDS

Massachusetts Investors Trust

Massachusetts Investors Growth Stock Fund

MFS Series Trust I

MFS U.S. Government Cash Reserve Fund

MFS New Discovery Fund

MFS Research International Fund

MFS Value Fund

MFS Series Trust III

MFS High Income Fund

MFS Series Trust IV

MFS Mid Cap Growth Fund

MFS Series Trust V

MFS International New Discovery Fund

MFS Total Return Fund

MFS Series Trust IX

MFS Limited Maturity Fund

MFS Total Return Bond Fund

MFS Series Trust X

MFS Aggressive Growth Allocation Fund

MFS Blended Research Small Cap Equity Fund

MFS Conservative Allocation Fund

MFS Growth Allocation Fund

MFS International Diversification Fund

MFS Moderate Allocation Fund

MFS Series Trust XI

MFS Mid Cap Value Fund

MFS Series Trust XII

MFS Lifetime Income Fund